Exhibit 99

ValueVision Achieves Fourth Consecutive Quarter of Positive Adjusted EBITDA

Q2 ’11 Highlights:

•	Adjusted EBITDA increased by $3.0M to a positive $1.1M

•	Gross Margin rose 140 bps to 38.8% and 160 bps over Q1 ’11

•	Internet Sales increased 23% with e-commerce penetration up 670 bps to 46.1%, leading the televised electronic retailing industry

MINNEAPOLIS, MN, August 16, 2011 — ValueVision Media, Inc. (NASDAQ: VVTV), a multichannel electronic retailer operating under the “ShopNBC” brand via TV, Internet, mobile and social media, today announced improved operating results for its fiscal second quarter ended July 30, 2011. Results will be reviewed in a conference call and webcast today at 11:00 a.m. ET, details below.

SUMMARY RESULTS AND KEY OPERATING METRICS

($ Millions, except average price points)

	Three months ended				Six months ended
	7/30/11	7/31/10			7/30/11	7/31/10
	Q2 ‘11	Q2 ‘10	Change		1H ‘11	1H ‘10	Change
Net Sales	$132.1	$126.2		4.7%	$275.7	$251.2		9.8%
Gross Profit	$51.3	$47.2		8.7%	$104.7	$92.9		12.7%
EBITDA, as adjusted	$1.1	$(1.9)	+$	3.0	$4.2	$(6.2)	+$	10.4
Loss Before Debt Extinguishment	$(4.5)	$(7.7)	+$	3.2	$(7.7)	$(18.7)	+$	11.0
Debt Extinguishment*	$—	$—		$—	$(25.7)	$—		n/a

Net Loss	$(4.5)	$(7.7)	+$	3.2	$(33.4)	$(18.7)		$(14.7)

Homes (Average 000s)	78,865	75,571		4.4%	78,546	75,715		3.7%
Net Shipped Units (000s)	1,158	1,195		-3.1%	2,292	2,273		0.8%
Average Price Point	$105	$97		8.2%	$111	$103		7.8%
Return Rate %	22.7%	20.6%		+210bps	21.9%	19.9%		+200bps
Gross Margin %	38.8%	37.4%		+140bps	38.0%	37.0%		+100bps
Internet Sales, as a % of Total Sales	46.1%	39.4%		+670bps	45.5%	39.5%		+600bps
New Customers: 12 month rolling	539,671	573,545		-5.9%	n/a	n/a
Active Customers: 12 month rolling	1,130,999	1,089,682		3.8%	n/a	n/a

*	Debt Extinguishment expense was a one time, non-cash charge attributed to early redemption of the GE Series B Preferred Stock in F11 Q1.

“For the fourth consecutive quarter, we posted net sales, gross margin and adjusted EBITDA improvements, including positive adjusted EBITDA,” said Keith Stewart, ValueVision CEO. “I am pleased with the gross margin progress our team continues to make and our ability to be nimble in response to changing consumer preferences. Additionally in Q2, we continued to lead the televised electronic retailing industry in driving sales via the Internet and mobile devices, which were up 23% vs. last year.”

William McGrath, EVP & CFO, stated, “First half 2011 adjusted EBITDA of $4.2 million is the best we have achieved in over five years, and represents a $10.4 million improvement vs. last year. Also during the first six months, gross profit dollars are up double digits and our gross margin rate of 38% is a 10-year company record. Additionally, our national cable and satellite footprint increased by 4% vs. last year to approximately 79 million. This powerful mass distribution channel, which is heavily integrated into our Internet and mobile platforms, is a key differentiator of our business and driver of our long-term growth plan.”

Mr. McGrath, added, “We recognize that some variability in quarterly sales performance is to be expected, particularly as we build out our merchandise categories and strengthen our team. During the month of June in Q2, sales and gross profit performance was flat while the months of May and July resulted in 10% top line growth and 15% increase in gross profit dollars. Looking ahead, we remain committed to our long-term sales and adjusted EBITDA growth goals.”

Q2 Review

ValueVision’s Q2 sales growth was impacted by a temporary mid-quarter shift in consumer demand away from high-ticket, low-margin Consumer Electronics toward higher margin Jewelry and Health & Beauty products. The shift toward Jewelry led to a slight increase in Q2 product returns and lower new customer activity, which are trends normally associated within the Jewelry category.

The Watch category benefitted from a more diverse product mix and achieved improved productivity per minute with attractive margins, as part of a strategically planned reduction in air-time. Health & Beauty sales and margins remained strong in Q2, driven by a number of new product launches along with a core base of skincare and beauty tools.

Fashion & Accessories achieved growth in sales, margin rate and productivity on the strength of well-received fashion introductions in apparel, handbags and shapewear. Performance in the Home category built on the successes of Q1 product launches, achieving strong second quarter sales in cookware, table top and bedding.

Bob Ayd, President, commented, “Overall, we continued to make progress across our product categories in both top line and gross margin rates despite the temporary shift in consumer demand. During the first six months of 2011, our merchandise teams laid a strong foundation with a number of innovative product initiatives that will position us well for the back half of this year. These plans, along with a compelling line-up of high-profile brands, entertaining guests and exciting programming, add to our confidence in growing the business and further driving key operating metrics.”

Balance Sheet Update

ValueVision ended Q2 2011 with cash and cash equivalents totaling $42.5 million, including $5.0 million in restricted cash and $25 million in long-term debt. As planned, inventory levels rose to $52.7 million as compared to $42.2 million in Q1 2011, as the merchandise mix shifted more toward product categories held in the Company’s inventory.

Conference Call / Webcast Today, Tuesday, August 16 at 11:00 a.m. ET:

Webcast/Replay:	http://phx.corporate-ir.net/playerlink.zhtml?c=76332&s=wm&e=4170596
Telephone:	866-543-6403; Passcode: 88603177

Adjusted EBITDA

EBITDA represents net loss for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and write-downs; restructuring; and non-cash share-based compensation expense. The company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our “core” television and internet businesses and in order to maintain comparability to our analyst’s coverage and financial guidance, when given. Management believes that

Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The company has included a reconciliation of Adjusted EBITDA to net loss, its most directly comparable GAAP financial measure, in this release.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable and satellite distribution for the company’s programming and the fees associated therewith; the success of the company’s e-commerce and new sales initiatives; the success of its strategic alliances and relationships; the ability of the company to manage its operating expenses successfully; working capital levels; the ability of the Company to establish and maintain acceptable commercial terms with third party vendors and other third parties with whom the Company has contractual relationships; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the company’s operations; and the ability of the company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

About ValueVision Media

ValueVision Media, Inc. operates “ShopNBC,” a multichannel electronic retailer that enables customers to interact and “Shop Anywhere” via TV, Internet, mobile devices, Facebook, Twitter and YouTube. The ShopNBC television network reaches over 79 million homes via cable and satellite in addition to nationwide streaming at www.ShopNBC.com. ShopNBC focuses on the merchandise categories of Home & Consumer Electronics, Health & Beauty, Fashion & Accessories, and Jewelry & Watches. Annual revenues from approximately 1.1 million active customers are over $560 million, of which 41% are Internet-based transactions. For more information, please visit www.ShopNBC.com.

Contact:
Investor / Media Relations:	Investors:
Anthony Giombetti	Norberto Aja, David Collins, Jennifer Neuman
ValueVision Media, Inc.	Jaffoni & Collins
agiombetti@shopnbc.com	vvtv@jcir.com
(612) 308-1190	(212) 835-8500

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VALUEVISION MEDIA, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

	July 30, 2011	January 29, 2011
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$37,503	$46,471
Restricted cash and investments	4,961	4,961
Accounts receivable, net	82,930	90,183
Inventories	52,720	39,800
Prepaid expenses and other	5,240	3,942

Total current assets	183,354	185,357
Property and equipment, net	28,181	25,775
FCC broadcasting license	23,111	23,111
NBC Trademark License Agreement, net	3,298	928
Other Assets	2,895	3,188

	$240,839	$238,359

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$59,817	$58,310
Accrued liabilities	41,934	43,405
Current portion of accrued dividends	—	1,355
Deferred revenue	728	728

Total current liabilities	102,479	103,798

Deferred revenue	61	425
Long Term Payable	—	4,894
Term Loan	25,000	25,000
Accrued Dividends - Series B Preferred Stock	—	6,491
Series B Mandatorily Redeemable Preferred Stock $.01 par value, 4,929,266 shares authorized; 0 and 4,929,266 shares issued and outstanding	—	14,599

Total liabilities	127,540	155,207

Commitments and Contingencies

Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 48,472,205 and 37,781,688 shares issued and outstanding	485	378
Warrants to purchase 6,014,744 shares of common stock	602	602
Additional paid-in capital	400,847	337,421
Accumulated deficit	(288,635)	(255,249)

Total shareholders’ equity	113,299	83,152

	$240,839	$238,359

VALUEVISION MEDIA, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	For the Three Month Periods Ended		For the Six Month Periods Ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Net sales	132,137	$126,177	$275,670	$251,154
Cost of sales	80,869	79,021	171,010	158,261

Gross profit	51,268	47,156	104,660	92,893
Margin %	38.8%	37.4%	38.0%	37.0%
Operating expense:
Distribution and selling	46,313	45,021	92,789	91,063
General and administrative	5,408	4,795	9,972	9,562
Depreciation and amortization	3,086	3,527	6,068	7,218
Restructuring costs	—	50	—	426

Total operating expense	54,807	53,393	108,829	108,269

Operating loss	(3,539)	(6,237)	(4,169)	(15,376)

Other income (expense):
Interest income	44	9	44	51
Interest expense	(944)	(2,095)	(3,546)	(3,945)
Debt extinguishment	—	—	(25,679)	—

Total other expense	(900)	(2,086)	(29,181)	(3,894)

Loss before income taxes	(4,439)	(8,323)	(33,350)	(19,270)
Income tax (provision) benefit	(17)	630	(36)	606

Net loss	$(4,456)	$(7,693)	$(33,386)	$(18,664)

Net loss per common share	$(0.09)	$(0.24)	$(0.75)	$(0.57)

Net loss per common share — assuming dilution	$(0.09)	$(0.24)	$(0.75)	$(0.57)

Weighted average number of common shares outstanding:
Basic	48,131,218	32,703,164	44,393,198	32,691,334

Diluted	48,131,218	32,703,164	44,393,198	32,691,334

VALUEVISION MEDIA, INC.

AND SUBSIDIARIES

Reconciliation of Adjusted EBITDA to Net Loss:

	For the Three Month Periods Ended		For the Six Month Periods Ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010

Adjusted EBITDA (000’s)	$1,096	$(1,943)	$4,214	$(6,234)
Less:
Debt extinguishment	—	—	(25,679)	—
Restructuring costs	—	(50)	—	(426)
Non-cash share-based compensation	(1,479)	(717)	(2,175)	(1,498)

EBITDA (as defined) (a)	(383)	(2,710)	(23,640)	(8,158)

A reconciliation of EBITDA to net loss is as follows:

EBITDA (as defined) (a)	(383)	(2,710)	(23,640)	(8,158)
Adjustments:
Depreciation and amortization	(3,156)	(3,527)	(6,208)	(7,218)
Interest income	44	9	44	51
Interest expense	(944)	(2,095)	(3,546)	(3,945)
Income taxes	(17)	630	(36)	606

Net loss	$(4,456)	$(7,693)	$(33,386)	$(18,664)

(a)	EBITDA as defined for this statistical presentation represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and writedowns, restructuring costs; and non-cash share-based compensation expense.

Management has included the term Adjusted EBITDA in its EBITDA reconciliation in order to adequately assess the operating performance of the Company’s “core” television and Internet businesses and in order to maintain comparability to its analyst’s coverage and financial guidance, when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies.

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